EXHIBIT 99.1
EDDIE BAUER REPORTS FOURTH QUARTER
AND FISCAL 2007 RESULTS
SEATTLE, WA, March 13, 2008 — Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) today reported financial results for the fourth quarter and fiscal year 2007.
FOURTH QUARTER RESULTS
For the fourth quarter ended December 29, 2007, total revenues were $392.4 million, compared to $381.9 million in the fourth quarter of 2006. Total comparable stores sales (retail and outlet stores combined) for the fourth quarter of 2007 rose 4.8%. Comparable retail stores sales increased by 8.6%, and comparable outlet store sales declined by 1.9%. Comparable store sales include net sales from retail and outlet stores that have been open for one complete fiscal year. Revenues from the Company’s direct channel, which includes sales from its catalogs and websites, increased 9.7%.
Total revenues for the fourth quarter of 2007 included:
•	net merchandise sales of $377.6 million, as compared to $365.2 million in the fourth quarter of 2006;

•	shipping revenues of $9.3 million as compared to $10.0 million in the same period of 2006;

•	licensing royalty revenues of $3.4 million as compared to $4.7 million in the same period of 2006;

•	royalty revenues from foreign joint ventures of $2.0 million and other revenues of $0.1 million, both of which were flat over the same period in 2006.
Net merchandise sales for the fourth quarter of 2007 included $274.2 million of sales, an increase of 1.2%, from the Company’s retail and outlet stores, and $103.4 million, an increase of 9.7%, of sales from its direct channel, which includes sales from its catalogs and websites. This compares to $270.9 million of sales from the Company’s retail and outlet stores and $94.3 million of sales from its direct channel in the same period last year.
Gross margin for the fourth quarter of 2007 totalled $165.2 million, representing an increase of $0.8 million from $164.4 million for the fourth quarter of 2006. Gross margin percentage for the fourth quarter of 2007 decreased to 43.8%, compared to 45.0% for the year-ago period, due to markdowns on higher inventory and costs associated with the Company’s customer loyalty program in 2007 compared to 2006.
Operating income declined to $47.5 million during the fourth quarter of 2007 from $52.1 million for the fourth quarter of the prior year. The decline in operating income was primarily driven by an increase in selling, general and administrative (SG&A) expenses during the fourth quarter and a decline in licensing revenues.
“From a sales perspective, this was a solid fourth quarter,” said Neil Fiske, Chief Executive Officer. I was pleased with our holiday campaign and execution. Our catalogs improved in merchandising, photography and layout. Retail had a clear point of view and better presentation. And across all our channels and our advertising, we had a tight, focused message. Still, we must do better on our costs and inventory management in order to flow through more of the sales gain to the bottom line. We have taken aggressive action to get our costs in line and manage inventory more tightly — while rebuilding the fundamentals of the Eddie Bauer brand.”
The Company reported a net loss for the fourth quarter of 2007 of $18.2 million, or $0.59 per diluted share, compared to net income of $63.2 million, or $2.11 per diluted share, in the fourth quarter of 2006. The decline in fourth quarter income was driven primarily by one-time increases in tax expense associated with the Company’s sale of financing receivables referred to as SAC, and non-cash increases to the Company’s valuation allowances for net operating loss carryforwards. Tax expense for the quarter increased by $93.8 million to $75 million, versus a tax benefit of $18.7 million in the fourth quarter of 2006. The Company utilized its net operating loss carryforwards to offset income tax payments due on the SAC collections and SAC sale proceeds. Included in fourth quarter 2007 results are non-operational income of $5.2 million related to a non-cash fair value adjustment on the Company’s convertible note embedded derivative liability and a $9.3 million gain on the sale of the Company’s net financing receivables. (See the Company’s Form 8-K filing dated December 10, 2007 for a more complete description of the sale of the SAC receivables.)
Income from continuing operations before income taxes, interest expense and depreciation and amortization expense, or EBITDA, for the fourth quarter of 2007 was $59.9 million when excluding certain non-recurring and non-operational items, compared to $67.8 million for the year-ago fourth quarter. EBITDA is a non-GAAP financial measure that management believes is an important metric because it is a key factor in how the Company measures operating performance. See Reconciliation of Non-GAAP Financial Measures attached to this press release for a reconciliation of EBITDA to its most comparable GAAP measure — “income (loss) from continuing operations before income tax expense.” EBITDA included non-cash, stock-based compensation expense of $2.1 million in both the fourth quarter of 2007 and 2006.
“Looking forward, we are focused on the five key areas of our turnaround program: rebuilding the brand, revamping product, effectively marketing, cutting costs and building talent. We have filled out the senior leadership team and I am pleased with the progress we are making in each of these areas,” said Mr. Fiske.
FISCAL 2007 RESULTS
For the fiscal year ended December 29, 2007, total revenues were $1,044.4 million, compared to $1,013.4 million in fiscal 2006. Total revenues for 2007 included:
•	net merchandise sales of $989.4 million, an increase of 3.4% over $956.7 million in 2006;

•	shipping revenues of $34.2 million, an increase of $0.2 million over 2006;

•	licensing royalty revenues of $13.8 million, a decrease of 11.8% from $15.7 million in 2006;

•	royalty revenues from foreign joint ventures of $6.3 million, a decrease of $0.3 million over 2006 and other revenues of $0.6 million, a slight increase over 2006.
Net merchandise sales for 2007 included $711.4 million of sales from the Company’s retail and outlet stores and $277.9 million of sales from its direct channel. This compares to $700.1 million of sales from the Company’s retail and outlet stores and $256.5 million of sales from its direct channel in 2006. Comparable store sales for fiscal year 2007 increased by 4.4%, and sales in the direct channel increased by 8.4%.
Gross margin for fiscal 2007 was $358.5 million, representing an increase of $5.0 million from the gross margin for the same period last year. Gross margin percentage for the year declined to 36.2%, compared to a gross margin percentage of 37.0% for 2006. The decline in the gross margin percentage versus the prior year was due primarily to a 0.8 percentage point decrease related to the Company’s customer loyalty program and a 0.7 percentage point decrease in merchandise margins, driven in part by higher levels of inventory markdowns in the current year. These decreases were partially offset by a 0.7 percentage point improvement to gross margin resulting from a decrease in the Company’s occupancy costs as a percentage of net merchandise sales.
Operating loss declined to $28.4 million during fiscal 2007, from $118.6 million for fiscal 2006. The fiscal 2006 loss included a $117.6 million impairment charge related to the Company’s goodwill. Excluding the impact of the 2006 impairment charge, the Company’s operating loss increased by $27.4 million in 2007, primarily resulting from a $30.6 million increase in the Company’s SG&A expenses during fiscal 2007 as compared to the prior year. SG&A expenses during fiscal 2007 reflected $16.4 million of non-recurring expenses associated with the Company’s terminated merger, resignation of the Company’s former CEO and an estimated settlement of litigation.
The Company’s net loss for the year was $101.7 million, or a loss of $3.33 per diluted share, compared to a net loss of $212.0 million, or a loss of $7.06 per diluted share in 2006. The 2007 net loss included several non-recurring expenses totaling $19.7 million including a loss on extinguishment of debt of $3.3 million recorded during the second quarter and $16.4 million of expenses related to the Company’s terminated merger, resignation of the Company’s former Chief Executive Officer and an estimated legal settlement. Included in 2007 results are non-operational income of $10.5 million related to a non-cash fair value adjustment on the Company’s convertible note embedded derivative liability and a $9.3 million gain on the sale of the Company’s net financing receivables. The 2006 net loss of $212.0 million included a goodwill impairment charge of $117.6 million recorded in the 2006 third quarter, non-recurring expenses of $3.1 million in costs associated with the Company’s terminated merger agreement and a loss from discontinued operations of $0.5 million. Income tax expense for 2007 was $69.2 million compared to income tax expense of $65.5 million in 2006. Income tax expense for 2007 and 2006 included $30.6 million and $71.3 million, respectively, related to non-cash increases in the Company’s tax valuation allowances. Income tax expense for 2007 includes $36.8 million for the sale of the SAC receivables discussed above.
Income from continuing operations before income taxes, interest expense and depreciation and amortization expense, or EBITDA, for 2007 was $41.9 million when excluding the above-mentioned non-recurring and non-operational items, compared to $56.4 million in the prior year. The decline in EBITDA was caused primarily by higher SG&A costs. EBITDA for 2007 included $9.9 million in non-cash, stock-based compensation expense, as compared to $10.2 million in 2006.
Eddie Bauer ended the year with 391 stores, a decrease of three stores from 2006. The Company opened 11 retail stores and one outlet store during the fourth quarter and closed two outlet stores. At year end, the Company operated 271 retail stores and 120 outlet stores.
CONFERENCE CALL
The Company will host a conference call on March 13, 2008, at 1:30 pm PDT (4:30 pm EDT) to discuss its financial results for the fourth quarter and fiscal year 2007.
•	To access the live conference call, participants may dial 877-440-5787 or 719-325-4912.

•	A simultaneous webcast will be available and can be accessed through the investors section of Eddie Bauer’s website at http://investors.eddiebauer.com/events.cfm.

•	Following the call, a recorded replay of the conference call may be accessed through the investors section of the Company’s website. In addition, a telephonic replay will be available through March 20, 2008 by dialing 888-203-1112 or 719-457-0820 and entering the code 2117497.
ABOUT EDDIE BAUER
Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells casual sportswear and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at approximately 364 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com. Eddie Bauer also participates in joint venture partnerships in Japan and Germany and has licensing agreements across a variety of product categories.
SAFE HARBOR STATEMENTS
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this press release are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known factors. Although we believe such estimates and assumptions are reasonable, they involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this press release are not guarantees of future events. Actual results may differ from those contemplated by forward-looking statements as a result of a variety of factors, including our ability to effectuate a turnaround of Eddie Bauer and to implement new marketing, merchandising, sourcing and operations plans to rebuild the Eddie Bauer brand and increase retail sales; changes in general economic conditions, consumer confidence and consumer spending patterns; the highly competitive nature and seasonality of the retail industry generally and the segment in which we operate particularly; our ability to hire, train and retain key personnel and management; the possible lack of availability of suitable store locations on appropriate terms; our reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, political instability, legal and regulatory matters, duties, taxes and other charges an quotas on imports, local business practices and political issues and risks related to currency and exchange rates; risks associated with the price and volatility of energy supplies ; risks associated with reliance on information technology, including risks related to the lack of functionality of older systems and software, the implementation of new information technology systems, service interruptions and unauthorized access to third party information; our ability to service our current debt and to continue to remain in compliance with the covenants under our term loan and revolving credit facilities; the ability of our manufacturers to deliver products in a timely manner or meet quality standards; increases in the costs for printing and mailing of our catalogs; the potential impact of national and international security concerns on the retail environment, including any possible military actions, terrorist attacks or other hostilities; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. Except as required by law, we undertake no obligation to update any of these forward-looking statements.
—Tables Follow—
Contacts:
Investors and Media
Eddie Bauer Holdings, Inc
Marv Toland, Chief Financial Officer 425-755-6226

EDDIE BAUER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	Successor	Successor
	As of	As of
	December 29,	December 30,
	2007	2006
	($ in thousands)
Cash and cash equivalents	$27,596	$53,174
Restricted cash	30,862	—
Accounts receivable, less allowances for doubtful accounts of $983 and $1,274, respectively	30,122	29,774
Inventories	158,223	153,778
Prepaid expenses	27,297	23,572
Financing receivables	—	45,978
Deferred tax assets — current	—	2,345

Total Current Assets	274,100	308,621
Property and equipment, net	195,103	177,344
Goodwill	107,748	114,765
Trademarks	185,000	185,000
Other intangible assets, net	21,668	29,720
Other assets	27,813	24,490
Deferred tax assets — noncurrent	—	15,970

Total Assets	$811,432	$855,910

Trade accounts payable	$45,102	$40,092
Bank overdraft	12,915	13,622
Accrued expenses	107,036	100,460
Deferred tax liabilities — current	6,356	—
Current liabilities related to securitization note	—	41,380
Current liabilities to Spiegel Creditor Trust	30,870	—
Current portion of long-term debt	—	8,000

Total Current Liabilities	202,279	203,554
Deferred rent obligations	39,118	18,935
Unfavorable lease obligations, net	3,693	4,679
Deferred tax liabilities — noncurrent	30,490	—
Senior term loan	196,162	266,500
Convertible note and embedded derivative liability, net of discount of $19,629	66,113	—
Other non-current liabilities	7,802	270
Pension and other post-retirement benefit liabilities	9,503	15,331
Total Liabilities	555,160	509,269
Common stock:
$0.01 par value, 100 million shares authorized; 30,672,631 and 30,309,931 shares issued and outstanding as of December 29, 2007 and December 30, 2006, respectively	307	303
Treasury stock, at cost	(157)	(157)
Additional paid-in capital	588,302	578,402
Accumulated deficit	(336,818)	(234,771)
Accumulated other comprehensive income, net of taxes of $2,848 and $1,759, respectively	4,638	2,864
Total Stockholders’ Equity	256,272	346,641

Total Liabilities and Stockholders’ Equity	$811,432	$855,910

EDDIE BAUER HOLDINGS, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

	Three Months	Three Months
	Ended	Ended
	December 29,	December 30,
	2007	2006	Fiscal 2007	Fiscal 2006
	($ in thousands, except per share data)
Net sales and other revenues	392,430	381,919	1,044,353	1,013,447
Costs of sales, including buying and occupancy	212,394	200,745	630,853	603,171
Impairment of indefinite-lived intangible assets	—	—	—	117,584
Selling, general and administrative expenses	132,517	129,098	441,875	411,300

Total operating expenses	344,911	329,843	1,072,728	1,132,055
Operating income (loss)	47,519	52,076	(28,375)	(118,608)
Interest expense	6,987	7,480	26,698	26,928
Other income	16,376	941	23,695	3,031
Equity in earnings (losses) of foreign joint ventures	(20)	(1,083)	(1,147)	(3,413)

Income (loss) from continuing operations before income tax expense (benefit)	56,888	44,454	(32,525)	(145,918)
Income tax expense (benefit)	75,137	(18,699)	69,193	65,531

Income (loss) from continuing operations	(18,249)	63,153	(101,718)	(211,449)
Income (loss) from discontinued operations	—	—	—	(534)

Net income (loss)	$(18,249)	$63,153	$(101,718)	$(211,983)

Income (loss) per basic and diluted share:

Loss from continuing operations per share	$(0.59)	$2.11	$(3.33)	$(7.04)
Loss from discontinued operations per share	—	—	—	(0.02)

Net loss per share	$(0.59)	$2.11	$(3.33)	$(7.06)
Weighted average shares used to compute income (loss) per share:
Basic	30,677,625	30,058,311	30,524,191	30,012,896
Diluted	30,677,625	30,058,311	30,524,191	30,012,896

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Unaudited
($ in thousands)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006
Income (loss) from continuing operations before income tax expense	$56,888	$44,454	$(32,525)	$(145,918)

Impairment of indefinite-lived intangible assets	—	—	—	117,584

Interest expense	6,987	7,480	26,698	26,928

Depreciation and amortization	10,566	14,089	47,782	54,706

EBITDA	74,441	66,023	41,955	53,300
Merger termination fee	—	—	5,000	—
CEO severance charges	—	—	8,418	—
Legal and other costs related to terminated merger agreement	—	1,809	1,396	3,131

Litigation settlement	—	—	1,600	—
Gain on sale of net financing receivables/payables	(9,303)		(9,303)
Change in fair value of convertible note embedded derivative liability	(5,229)	—	(10,483)	—
Loss on extinguishment of debt	—	—	3,284	—

EBITDA, excluding certain non-recurring and non-operational items	$59,909	$67,832	$41,867	$56,431